POWER OF ATTORNEY

I, Nick Cyprus, Senior Vice President, Controller and
Chief Accounting Officer of The Interpublic Group of
Companies, Inc. authorize, designate and appoint
Nicholas J. Camera and/or Marjorie Hoey, or either of them, or the substitute of either, as my true and lawful attorney to act on my behalf in signing and filing with the Securities and Exchange Commission and the New York Stock
Exchange reports on Form 3, Form 4 and Form 5 pursuant to the Securities Act of 1933, and I hereby confirm all that either of the said attorneys or their substitutes shall lawfully do or cause to be done by virtue hereof.

            This instrument may not be changed orally.

            I have signed this Power of Attorney on the 26th day of May, 2004.

/s/  Nick Cyprus